SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this "Second Amendment") is made to be effective as of the 30th day of September, 2009, by and between 617 7th STREET ASSOCIATES, LLC, a Delaware limited liability company ("Landlord"), and CYBERDEFENDER CORPORATION, a California corporation ("Tenant").

Recitals

A. Landlord and Tenant entered into that certain Lease dated October 19, 2007, as amended by that certain First Amendment to Lease dated January 30, 2009 (as amended, the "Lease"), covering certain space known as Suite 401 and consisting of approximately 4,742 square feet of net rentable area (the "Original Premises") and that certain space known as Suite 404 consisting of approximately 2,395 square feet of net rentable area (the "Expansion Premises" and together with the Original Premises, the "Combined Premises") located on the fourth (4th) floor of that certain building located at 617 West 7th Street, Los Angeles, California (the "Building").

B. Landlord and Tenant desire to relocate the Premises into approximately 15,876 square feet of net rentable area comprising the entire rentable area on the tenth (10th) floor of the Building as more particularly described on Exhibit A attached hereto (the "New Premises") and desire to extend the Lease Term on the terms and conditions set forth in this Second Amendment.

C. Unless otherwise expressly provided herein, capitalized terms used herein shall have the meanings as designated in the Lease.

Agreement:

In consideration of the mutual covenants and agreements contained herein and in the Lease, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Lease and Use of New Premises. The "Relocation Date" shall be the date by which the New Premises Improvements (as defined in the "New Premises Work Letter" attached hereto as Exhibit C) are substantially completed. As of the Relocation Date, the Premises under the Lease (i.e., the Combined Premises) shall be relocated to the New Premises. The "New Premises Rent Commencement Date" shall be the later of (i) December 1, 2009 or (ii) two (2) months after the Relocation Date. The Lease Term with respect to the New Premises shall commence on the New Premises Rent Commencement Date hereof and shall expire ten (10) years after the New Premises Rent Commencement Date (the "New Premises Term"), and the Lease Term under the Lease shall be extended to such date that is ten (10) years after the New Premises Rent Commencement Date. Any occupancy by Tenant of the New Premises from and after the Relocation Date and prior to the New Premises Rent Commencement Date shall be subject to all of the terms of the Lease (including, without limitation, Tenant's insurance and indemnity obligations under the Lease) except the obligation to pay Base Monthly Rent and

Common Operating Expenses. As of the Relocation Date, all references in the Lease (and, where the context so requires, in this Second Amendment) to the "Premises" shall be deemed a reference to the New Premises. From and after the Relocation Date, the Premises will be deemed to consist of 15,876 square feet of net rentable area.

Within ten (10) days of request by Landlord, Tenant shall acknowledge the actual Relocation Date and New Premises Rent Commencement Date of this Second Amendment by executing a Relocation Date Memorandum in the form attached hereto as Exhibit B. For purposes of this Section 1, the New Premises Improvements shall be deemed to be "substantially completed" on the date that the New Premises Improvements have been substantially completed other than for any details of construction, mechanical adjustment or any other similar, non-material matter the non-completion of which does not materially interfere with Tenant's use of the New Premises. In the event of any Tenant Delay (as defined in the New Premises Work Letter), the date by which the New Premises Improvements are substantially completed for purposes of this Section 1 shall be deemed to be the date the New Premises Improvements would have been substantially completed absent any Tenant Delay.

Notwithstanding anything to the contrary contained in Section L of the Summary of Basic Terms of the Lease, from and after the Relocation Date hereof, the "Permitted Use" for the New Premises shall be general office and such ancillary uses related thereto to the extent permitted under applicable Laws and consistent with the uses of a first class office building.

2. New Premises Delivery.

A. If Landlord fails to deliver possession of the New Premises to Tenant on or before the anticipated Relocation Date (i.e., December 1, 2009) for any reason whatsoever, the Lease and this Second Amendment shall not be void or voidable, and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom. Except for Landlord's construction of the New Premises Improvements pursuant to Exhibit C, Tenant shall accept possession of the New Premises in their current "as-is" condition.

B. Notwithstanding the foregoing, in the event the Relocation Date has not occurred on or before May 31, 2010 (the "Delivery Deadline Date"), then, as Tenant's sole and exclusive remedy, Tenant may terminate the Lease with respect to the New Premises only by written notice to Landlord within five (5) days following such date; provided, however, that the Delivery Deadline Date shall be extended by one (1) day for each day Landlord's substantial completion of the New Premises Improvements is delayed due to Tenant Delay and shall be further extended by one (1) day for each day Landlord's substantial completion of the Tenant Improvements is delayed due to strikes, civil commotion, fire, earthquake or other casualty or any other cause beyond the reasonable control of Landlord ("Events of Relocation Date Force Majeure"). Events of Relocation Date Force Majeure shall include, without limitation, a delay in obtaining the required permits and governmental approvals for the New Premises Improvements beyond ninety (90) days after submitting the same for approval ("Permit Delays") up to a maximum of sixty (60) days of Permit Delays. In the event Landlord is not able to substantially complete the New Premises Improvements on or before the Delivery Deadline Date despite

Landlord's good faith efforts to do so, then Landlord may terminate the Lease with respect to the New Premises only by written notice to Tenant within five (5) days following such date.

Upon any such termination of the Lease with respect to the New Premises pursuant to this Section 2.B, Landlord and Tenant agree as follows:

(i) The Lease shall terminate with respect to the New Premises only and the parties shall be released from their obligations under the Lease (as amended hereby) with respect to the New Premises other than those that survive the expiration or sooner termination of the Lease (as amended hereby);

(ii) The relocation of the Premises to the New Premises shall not occur, and the Lease shall remain in full force and effect with respect to the Original Premises;

(iii) The Combined Premises Rent Abatement and the Combined Premises Rent Abatement Period (as defined in Section 6 below) shall end as of the date written notice of termination is delivered pursuant to this Section 2.B;

(iv) The Temporary Space Term (as defined in Section 9.A below) shall end as of, and the Temporary Space Expiration Date shall be changed to, the date written notice of termination is delivered pursuant to this Section 2.B;

(v) Tenant shall, as of the date written notice of termination is delivered pursuant to this Section 2.B, immediately vacate, surrender and return exclusive possession of the Expansion Premises to Landlord in the condition required for surrender under Section 19.3 of the Lease. As of the date written notice of termination is delivered pursuant to this Section 2.B, Tenant shall have no further right to the Expansion Premises. In the event Tenant fails to vacate, surrender and return exclusive possession of the Expansion Premises to Landlord in the condition required under Section 19.3 of the Lease by such date, then, in addition to all other rights and remedies Landlord may have pursuant to the Lease and at law and in equity, Tenant shall be deemed a holdover tenant with respect to the Expansion Premises and the terms and conditions of Section 19.4 of the Lease shall apply;

(vi) Tenant shall, as of the date written notice of termination is delivered pursuant to this Section 2.B, immediately vacate, surrender and return exclusive possession of the Temporary Space in the condition required under Section 9.B below;

(vii) The Lease Term shall expire on May 31, 2013 pursuant to the Lease and is not extended pursuant to this Second Amendment;

(viii) Sections 1, 3, 4, 5, 7, 8, 10, 11, 13, 14 and 15 of this Second Amendment and Exhibit C of this Second Amendment shall be deleted in their entirety; and

(ix) The Additional Security Deposit paid by Tenant to Landlord pursuant to Section 10.A below and the Letter of Credit delivered by Tenant to Landlord pursuant to Section 10.B below then held by Landlord and not used, applied or retained by Landlord as permitted under

the Lease shall be returned to Tenant within thirty (30) days after Tenant's surrender of the Expansion Premises and the Temporary Space in accordance with the terms hereof.

C. Time is of the essence with respect to Tenant's exercise of the termination right set forth in Section 2.B above, and if Tenant fails to timely give such notice, Tenant shall be deemed to have waived its right to terminate this Lease pursuant to Section 2.B above. Time is of the essence with respect to Landlord's exercise of the termination right set forth in Section 2.B above, and if Landlord fails to timely give such notice, Landlord shall be deemed to have waived its right to terminate this Lease pursuant to Section 2.B above.

D. The provisions of Section 2.B above are intended to be self-operative and, upon the timely giving of any termination notice with respect to the New Premises by either Landlord or Tenant pursuant to Section 2.B above, shall apply without the necessity of any further documentation. Notwithstanding the foregoing, upon Landlord's request, Tenant shall execute and return a lease amendment evidencing the terms and conditions contained in Sections 2.B(i) through (ix).

3. Construction of Improvements. Landlord shall have no obligation to make any repairs, improvements, additions or alterations to the New Premises (except for the New Premises Improvements and as otherwise expressly set forth in the New Premises Work Letter) or to provide any tenant improvement allowance to Tenant in connection therewith. Without limiting the generality of the foregoing, the Work Letter attached to the Lease as Exhibit E shall not apply with respect to the New Premises.

4. Amendment to Exhibit A. To reflect the relocation of the Premises to the New Premises, as of the Relocation Date, Exhibit A to the Lease shall be replaced with Exhibit A to this Second Amendment.

5. Base Monthly Rent – New Premises. Commencing on the New Premises Rent Commencement Date hereof and continuing each month throughout the New Premises Term, Base Monthly Rent under the Lease shall be changed to the following, and Tenant shall pay the same all in accordance with the Section 3 of the Lease:

Months	Base Monthly Rent
New Premises Rent Commencement Date – Month 12 of the New Premises Term *	$35,059.50
Month 13 – 24 of the New Premises Term	$36,111.29
Month 25 – 36 of the New Premises Term	$37,194.62
Month 37 – 48 of the New Premises Term	$38,310.46
Month 49 – 60 of the New Premises Term	$39,459.78
Month 61 – 72 of the New Premises Term	$40,643.57
Month 73 – 84 of the New Premises Term	$41,862.88
Month 85 – 96 of the New Premises Term	$43,118.76
Month 97 – 108 of the New Premises Term	$44,412.33
Month 109 – 120 of the New Premises Term	$45,744.70

*Notwithstanding the foregoing, and on the express condition that no default (which is not cured within five (5) days after written notice to Tenant of such default or, if longer, within

the applicable notice and cure period under the Lease) occurs under the Lease, Tenant shall be entitled to an abatement of Base Monthly Rent for the first twelve (12) months of the New Premises Term, such that the effective Base Monthly Rent for such twelve (12) months shall be Zero Dollars ($0.00). Notwithstanding such concession of Base Monthly Rent, Landlord and Tenant agree that Tenant's obligation to pay Base Monthly Rent for the New Premises shall continue throughout the New Premises Term, and in the event that a default (which is not cured within five (5) days after written notice to Tenant of such default or, if longer, within the applicable notice and cure period under the Lease) occurs under the Lease prior to Month 61 of the New Premises, then all Base Monthly Rent for the New Premises not collected by Landlord during the New Premises Term due to the foregoing Base Monthly Rent abatement shall, as of the date of Tenant's default, become immediately due and payable with interest on such sums at the lesser of 15% per annum or the maximum rate permitted by law from the date such Rent was originally due to the date of payment. If no such default (which is not cured within five (5) days after written notice to Tenant of such default or, if longer, within the applicable notice and cure period under the Lease) shall occur prior to Month 61 of the New Premises Term and a default (which is not cured within five (5) days after written notice to Tenant of such default or, if longer, within the applicable notice and cure period under the Lease) shall occur on or after Month 61 of the New Premises Term, then the unamortized portion of such Base Monthly Rent for the New Premises not collected by Landlord during the New Premises Term due to the foregoing Base Monthly Rent abatement shall, as of the date of Tenant's default, become immediately due and payable with interest on such sums at the lesser of 15% per annum or the maximum rate permitted by law from the date such Rent was originally due to the date of payment. For purposes of the preceding sentence, such amortization period shall commence on Month 61 of the New Premises Term and shall end at the end of Month 120 of the New Premises Term (the "Amortization Period"). and the amount of Base Monthly Rent abatement and interest thereon due and payable as of Month 61 of the New Premises Term shall be amortized over the Amortization Period on a straight-line basis (using interest thereon at the lesser of 15% per annum or the maximum rate permitted by law). Such obligation of Tenant for payment of Base Monthly Rent not collected during the New Premises Term shall be independent of and in addition to Landlord's other rights and remedies available to it pursuant to the Lease or otherwise available at law or in equity.

6. Combined Premises Rent Abatement. Notwithstanding anything to the contrary in the Lease, but subject to the terms of this Section 6 of the Second Amendment, Base Monthly Rent with respect to the Combined Premises and Tenant' Share of Expense Increases with respect to the Combined Premises shall be abated for the period commencing on July 1, 2009 and continuing until the later of January 1. 2010 or the Relocation Date (the "Combined Premises Rent Abatement" and the period thereof. the "Combined Premises Rent Abatement Period"). To the extent that, as of the date this Second Amendment is fully executed by Landlord and Tenant, Tenant has paid Base Monthly Rent with respect to the Combined Premises and Tenant' Share of Expense Increases with respect to the Combined Premises, or any portion thereof, for a period within the Combined Premises Rent Abatement Period, then such payments shall be applied to the Additional Security Deposit to be delivered by Tenant pursuant to this Second Amendment. Notwithstanding the foregoing, Landlord and Tenant agree that in the event that a default (which is not cured within five (5) days after written notice to Tenant of such default or, if longer, within the applicable notice and cure period under the Lease) occurs

under the Lease, then all Base Monthly Rent and Tenant's Share of Expense Increases with respect to the Combined Premises not collected by Landlord during the Combined Premises Rent Abatement Period due to the foregoing Combined Premises Rent Abatement shall, as of the date of Tenant's default, become immediately due and payable. Such obligation of Tenant for payment of Base Monthly Rent with respect to the Combined Premises and Tenant' Share of Expense Increases with respect to the Combined Premises not collected during the Combined Premises Rent Abatement Period shall be independent of and in addition to Landlord's other rights and remedies available to it pursuant to the Lease or otherwise available at law or in equity.

7. Additional Rent – New Premises; Modification of Tenant's Share. Commencing on the New Premises Rent Commencement Date and continuing throughout the Lease Term, Landlord shall determine and Tenant will pay Tenant's Share of Expense Increases with respect to the New Premises in accordance with the terms and provisions of Article 4 of the Lease except that the Base Year as set forth in Section Q of the Summary of Basic Lease Terms shall be adjusted to reflect a Base Year of calendar year 2010. In connection therewith, as of the New Premises Rent Commencement Date, Tenant's Share, as set forth in Section F of the Summary of Basic Lease Terms shall be increased to 8.255% in total (calculated by dividing 15,876 into 192,323). Except as amended hereby, all rental, including, without limitation, Base Monthly Rent and Tenant's Share of Expense Increases, shall be payable in accordance with the terms and provisions of the Lease.

8. Surrender of Existing Premises. On the later of January 1, 2010 or the Relocation Date (the "Combined Premises Surrender Date"), provided Landlord has delivered possession of the New Premises to Tenant, Tenant shall take possession of the New Premises and shall vacate, surrender and return exclusive possession of the Combined Premises to Landlord in the condition required for surrender under Section 19.3 of the Lease. As of the Combined Premises Surrender Date, Tenant shall have no further right to the Combined Premises. In the event Tenant fails to vacate, surrender and return exclusive possession of the Combined Premises to Landlord in the condition required hereunder by the Combined Premises Surrender Date, then, in addition to all other rights and remedies Landlord may have pursuant to the Lease and at law and in equity, Tenant shall be deemed a holdover tenant with respect to the Combined Premises and the terms and conditions of Section 19.4 of the Lease shall apply. Tenant shall have no further obligations under the Lease with respect to the Combined Premises arising from and after the Combined Premises Surrender Date, including, without limitation, the payment of Base Monthly Rent or Additional Rent, except that (a) Tenant shall remain liable for any failure to vacate, surrender and return exclusive possession of the Combined Premises to Landlord in the condition required hereunder by the Relocation Date, and (b) Tenant shall remain liable and responsible for all liability and obligations that expressly survive the expiration or earlier termination of the Lease.

9. Temporary Space.

A. For a term (the "Temporary Space Term") commencing on the date this Second Amendment is fully executed by Landlord and Tenant (the "Temporary Space Commencement Date") and expiring on the later of January 1, 2010 or the Relocation Date (the "Temporary Space Expiration Date"). Landlord will provide Tenant with certain space in the Building (the "Temporary Space") for purposes of temporary office use. The Temporary Space

shall consist of Suite 704 as more fully depicted on Exhibit D attached hereto. Tenant shall accept the Temporary Space in its current "as is" condition and Landlord shall have no obligation to make any repairs, improvements, additions or alterations to the Temporary Space.

B. Tenant shall use the Temporary Space solely for the Permitted Use under the Lease, and for no other purposes whatsoever. Subject to the foregoing limitation on use, during the Temporary Space Term, the Temporary Space will be deemed a portion of the "Premises" for all purposes under the Lease, including, without limitation, Tenant's insurance and indemnity obligations under the Lease; provided, however, that no Base Monthly Rent or Common Operating Expenses with respect to the Temporary Space shall be due and payable during the Temporary Space Term. On or before the Temporary Space Expiration Date, Tenant shall vacate the Temporary Space and surrender the same to Landlord, broom clean and otherwise in the same condition in which Tenant took occupancy thereof, ordinary wear and tear excepted. Without limiting the generality of the foregoing, Landlord shall have the right to require that Tenant remove all data cabling and wiring installed by Tenant in the Temporary Space and all improvements and alterations constructed by Tenant in the Temporary Space (if any) on or prior to the Temporary Space Expiration Date or earlier termination of the Lease, and repair any damage caused by such removal.

10. Additional Security Deposit.

A. Contemporaneously with the execution of this Second Amendment, Tenant shall pay to Landlord the amount of $66,820.08 as an additional security deposit (the "Additional Security Deposit"), which Additional Security Deposit will be deemed part of the Security Deposit held by Landlord pursuant to the terms of the Lease and shall be subject to all of the terms and conditions of the Lease including, without limitation, Article 6 of the Lease, as pertains to the Security Deposit. Landlord and Tenant acknowledge and agree that Landlord is currently holding a cash Security Deposit in the amount of $20,787.92, and that with the addition of the Additional Security Deposit, Landlord will be holding a total of $87,608.00 as a cash Security Deposit under the Lease (the "Cash Security Deposit"). If Tenant does not exercise the Termination Option (as defined below) and no Event of Tenant's Default has occurred at any time, Landlord shall apply a portion of the Cash Security Deposit in the amount of $41,862.88 towards Base Monthly Rent coming due for the seventy-fourth (74th) month of the New Premises Term, and the term "Security Deposit," as used herein and in the Lease, shall automatically be deemed to refer only to the amount being held by Landlord as a Security Deposit after such refund and application to Base Monthly Rent, which remaining amount is anticipated to equal $45,745.12.

B. In addition to the Cash Security Deposit, contemporaneously with the execution of this Second Amendment, Tenant shall deliver to Landlord the "Letter of Credit" described below in the amount of $250,000.00 (the "LC Face Amount") as security for Tenant's performance of all of Tenant's covenants and obligations under the Lease. The Letter of Credit shall be irrevocable and unconditional, shall be addressed to Landlord (and/or any other beneficiary designated in writing by Landlord), shall be issued in a form and substance approved by Landlord (in Landlord's sole discretion) and by a financial institution approved by Landlord (in Landlord's sole discretion) and shall be transferable one or more times by Landlord without

the consent of Tenant. The full amount of the Letter of Credit shall be available to Landlord upon presentation of Landlord's sight draft accompanied only by the Letter of Credit and Landlord's signed statement that Landlord is entitled to draw on the Letter of Credit pursuant to the Lease. The Letter of Credit shall expressly state that the Letter of Credit and the right to draw thereunder may be transferred or assigned by Landlord to any successor or assignee of Landlord under the Lease. Tenant shall pay any fees related to the issuance or amendment of the Letter of Credit, including, without limitation, any transfer fees. The Letter of Credit shall permit partial draws. Tenant shall maintain the Letter of Credit for the entire remaining Lease Term (as extended hereby) and any further extension thereof. The Letter of Credit shall be for one (1) year and shall provide that it will be automatically renewed every year until ninety (90) days after the expiration of the Lease Term (as extended hereby) unless the issuer provides Landlord with written notice of non-renewal at the notice address herein at least sixty (60) days prior to the expiration thereof. If, not later than thirty (30) days prior to the expiration of the Letter of Credit, Tenant fails to furnish Landlord with a replacement Letter of Credit pursuant to the terms and conditions of this section, then Landlord shall have the right to draw the full amount of the Letter of Credit, by sight draft, and shall hold the proceeds of the Letter of Credit in accordance with this Lease in the same manner as the Security Deposit.

C. Commencing on the first (1st) anniversary of the New Premises Rent Commencement Date and on each subsequent anniversary date (each a "Potential Reduction Date"), Tenant shall have the right, by replacement letter of credit or by amendment to the existing Letter of Credit, to reduce the LC Face Amount by the sum of $41,666.67 so long as (i) no Event of Tenant's Default has occurred under the Lease and (ii) no default under the Lease then exists on such Potential Reduction Date. The LC Face Amount may not be reduced below $0.00.

11. No Right to Recapture Premises. Effective as of the Relocation Date, Section 15.1C of the Lease shall be deleted in its entirety. In addition, effective as of the Relocation Date, the following shall be inserted into the Lease as Section 15.1F:

> F. Notwithstanding anything to the contrary contained in this Section 15.1, Tenant may assign its entire interest under this Lease or sublease all or any part of the Premises to its Affiliate (defined below) without the consent of Landlord (a "Permitted Transfer"), provided that all of the following conditions are satisfied in Landlord's reasonable discretion: (a) there exists no Event of Tenant's Default hereunder at the time of the proposed Transfer; (b) the proposed transferee will not be inconsistent with the character of the Building and its other tenants; and (c) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the proposed Transfer, along with all applicable documentation and other information necessary for Landlord to determine that the requirements of this provision have been satisfied, including if applicable, the qualification of such proposed transferee as an Affiliate of Tenant. The term "Affiliate" means any person or entity controlling, controlled by or under common control with Tenant. If requested by Landlord, the Affiliate or successor shall sign Landlord's commercially reasonable form of assumption agreement.

12. Nondisturbance. Upon the full execution of this Second Amendment by Landlord and Tenant, Landlord shall use reasonable efforts (not including the payment of monies, the incurring of any liabilities, or the institution of legal proceedings) to cause its current Lender to provide to Tenant a Subordination, Non-Disturbance and Attornment Agreement in the Lender's form attached hereto as Exhibit D.

13. Option to Terminate. Tenant shall have the one-time option to terminate this Lease, with such termination to occur effective at the end of the seventy-second (72nd) full calendar month following the New Premises Rent Commencement Date (the "Termination Date"), provided Tenant gives Landlord not less than nine (9) months prior written notice to terminate and provided Tenant is not in default under the Lease at the time of the giving of such notice. On the date Tenant delivers written notice to Landlord of its election to terminate this Lease, Tenant shall pay Landlord an amount equal to Three Hundred Twelve Thousand Six Hundred Eight Dollars ($312,608.00) (the "Termination Fee"). The Cash Security Deposit shall be applied towards the Termination Fee. As of the Termination Date: (1) all Base Monthly Rent, Additional Rent and other sums payable by Tenant under the Lease shall be paid through and apportioned as of the Termination Date; (2) neither party shall have any rights, liabilities or obligations under the Lease for the period accruing after the Termination Date, except those which, by the provisions of this Lease, expressly survive the termination of the Lease; and (3) Tenant shall surrender the Premises in the condition required under the Lease. Tenant's option to terminate as set forth in this Section is personal to the Tenant named herein.

14. Signage.

A. Provided Tenant is not then in default under the Lease as amended hereby and Tenant occupies at least one full floor of the Building, Tenant shall have a right of first offer to place its name and logo at the top of the building at a location designated by Landlord (the "Signage"), subject to Landlord's consent thereto, which consent shall not be unreasonably withheld, at the time such Signage shall become available.

B. The Signage shall be deemed to become "available" at such time that Landlord reasonably determines that (i) Landlord is not prohibited from granting such Signage right by any existing lease in the Building, (ii) all tenants with superior rights to such Signage have waived such rights, and (iii) all tenants in the Building leasing premises larger than the Premises have declined an offer for such Signage.

C. The foregoing right of first offer to such Signage (the "Signage ROFO") shall be on the following terms and conditions: Tenant shall be entitled, from time to time but in no event more than two (2) times in any calendar year, to give Landlord notice of Tenant's interest in the Signage (an "Interest Notice"), and Landlord, within twenty (20) days after receipt of such notice, shall provide Tenant with a notice in writing of whether the Signage is "available" (the "Availability Notice") and, if available, the terms and conditions upon which Landlord would be willing to provide such Signage to Tenant. If such Signage is available, Tenant shall have twenty (20) days after receipt of the Availability Notice to elect in writing to accept such Signage upon the terms and conditions in the Availability Notice. If Tenant timely elects to accept such Signage upon the terms and conditions in the Availability Notice, Tenant

shall be entitled to such Signage subject to the terms and conditions in the Availability Notice and the terms and conditions of this Section 14 of the Second Amendment. If Tenant does not elect to accept such Signage on such terms and conditions within twenty (20) days after receipt of the Availability Notice, Tenant's rights under this Section 14 of the Second Amendment shall become null and void and of no force or effect.

D. Such Signage ROFO and any such right to the Signage shall at all times be subject and subordinate to (a) any rights of other tenants in the Building which rights are in existence as of the date of this Second Amendment, (b) any restrictions contained in any leases in the Building in existence as of the date of this Second Amendment, and (c) any rights, now or hereafter existing, of any existing or future tenants of premises in the Building larger than the Premises.

E. Landlord reserves the right to withhold consent to any sign that, in the sole judgment of Landlord, is not harmonious with the design standards of the Building. The Signage, if applicable, shall strictly conform to all Laws and Private Restrictions and shall be installed at the expense of Tenant. If applicable, Tenant shall maintain the Signage in good condition and repair and shall remove, at Tenant's sole cost, the Signage on or before the expiration or earlier termination of this Lease.

F. The Signage ROFO and if applicable, the Signage, are personal to Tenant and shall not be transferable in the event of any assignment, subletting or after transfer of Tenant's interest in this Lease.

G. Notwithstanding anything to the contrary, Landlord reserves the right, at any time, to terminate Tenant's rights to the Signage and to remove Tenant's Signage (at Landlord's cost) in the event that Landlord elects to provide such Signage to another tenant or user in the Building of premises larger than the Premises ("Landlord's Signage Termination Right"). Landlord may exercise its Landlord's Signage Termination Right at any time by giving Tenant at least sixty (60) days prior written notice that it is exercising such right.

15. Option to Extend. Section 19.19 (Option to Extend) of the Lease is hereby deleted in its entirety and replaced with the following:

> 19.19 Option to Extend.
>
> A. Extension Right. If Tenant is not and has not been in default of any term or provision of this Lease and has not assigned this Lease or sublet any space covered thereby or agreed to do so in the future, Tenant shall have one (1) option (the "Extension Option") to extend the Lease Term with respect to the entirety of the Premises for an additional period of five (5) years commencing when the Lease Term expires (the "Extension Period"), solely in accordance with the terms of this section, and subject to the following conditions:
>
> (1) The Extension Option shall be exercised, if at all, by written notice of exercise delivered to Landlord by Tenant not more than

twelve (12) months nor less than nine (9) months prior to the expiration of the initial Lease Term.

(2) Tenant shall accept the Premises on an "AS-IS" basis.

(3) Anything herein to the contrary notwithstanding, if Tenant is in default under any of the terms, covenants or conditions of this Lease, either at the time Tenant exercises the Extension Option or at any time thereafter prior to or upon the commencement date of the Extension Period, Landlord shall have, in addition to all of Landlord's other rights and remedies provided in this Lease, the right to terminate the Extension Option upon notice to Tenant.

B. Rent During Extension Period. In the event the Extension Option is exercised in a valid and timely fashion, the Lease Term shall be extended for the term of the Extension Period upon all of the terms and conditions of this Lease (including, without limitation, the 2010 calendar year Base Year), provided that the Base Monthly Rent for such Extension Period shall be the "Fair Market Rent" for the Premises for the Extension Term, as determined by Landlord in its sole discretion. For purposes hereof, "Fair Market Rent" shall mean the then prevailing fair market monthly rental rate for the Premises, including applicable rent escalations, based on a "full service" lease of comparable space in the Building and in comparable office buildings in the vicinity of the Premises as of the commencement date of the Extension Period. Not later than three (3) months prior to the expiration of the initial Lease Term, Landlord shall notify Tenant in writing of Landlord's determination of the Base Monthly Rent for the Extension Period.

16. Brokers. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Second Amendment other than CB Richard Ellis, Inc., which has acted as Landlord's broker, and Stone-Miller, which has acted as Tenant's broker. Tenant and Landlord shall each indemnify the other party against all costs, expenses, attorneys' fees, and other liability for any commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

17. Time of the Essence. Time is of the essence with respect to Tenant's execution and delivery of this Second Amendment to Landlord.

18. Binding Effect. Except as modified by this Second Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Second Amendment, shall be binding upon the parties hereto, their successors and assigns. This Second Amendment shall become effective only after the full execution and delivery hereof by Landlord and Tenant.

19. Ratification of Lease. All of the terms and provisions of the Lease, as herein amended and supplemented, are hereby ratified and confirmed, and shall remain in full force and effect.

EXECUTED as of the day and year first above written.

LANDLORD:

617 7TH STREET ASSOCIATES, LLC,
a Delaware limited liability company

By: 617 Partners, LP, a Colorado limited partnership
Its: Manager

By: AVF Management, LLC, a Colorado limited liability company
Its: General Partner

By: [signature]
Name: LARRY [signature]
Title: Voting Member

TENANT:

CYBERDEFENDER CORPORATION,
a California corporation

By: [signature]
Name: GARY GUSEINOV
Title: CEO

#45143 v6 saf

EXHIBIT A

DEPICTION OF NEW PREMISES

1 PAGE ATTACHED



Design Group/Inc.
617 W. 7th St. #301, Los Angeles, CA 90017
213.239.0080 213.239.0081

Test Fit Plan - 3

September 3, 2009

Cyberdefender

617 West Seventh Street - 10th Floor - Los Angeles

EXHIBIT B

RELOCATION DATE MEMORANDUM

LANDLORD:	617 7th STREET ASSOCIATES, LLC
TENANT:	CYBERDEFENDER CORPORATION
SECOND AMENDMENT DATE:	August __, 2009
PREMISES:	617 West 7th Street, Tenth Floor, Los Angeles, California

The "Relocation Date" under the Second Amendment is hereby established as ______________, and the "New Premises Rent Commencement Date" under the Second Amendment is hereby established as ________________. The Lease shall terminate on ________________.

LANDLORD:

617 7TH STREET ASSOCIATES, LLC,
a Delaware limited liability company

By: 617 Partners, LP, a Colorado limited partnership
Its: Manager

By: AVF Management, LLC,
a Colorado limited liability company
Its: General Partner

By: ____________________
Name: ____________________
Title: Voting Member

TENANT:

CYBERDEFENDER CORPORATION,
a California corporation

By: ______________________________
Name: ______________________________
Title: ______________________________

#45143 v6 saf

EXHIBIT C

WORK LETTER

This Work Letter (the "Work Letter") constitutes part of the Second Amendment to Lease dated as of August __, 2009 between 617 7th STREET ASSOCIATES, LLC, a Delaware limited liability company ("Landlord"), and CYBERDEFENDER CORPORATION, a California corporation ("Tenant").

1. Work Letter. This Work Letter sets forth the terms and conditions relating to the construction of the New Premises Improvements (defined below) to be performed in the New Premises by Landlord. Except as otherwise set forth in this Work Letter, Landlord shall construct the New Premises Improvements at Landlord's sole cost and expense.

2. New Premises Improvements. The improvements described on the detailed pricing plan attached hereto as Exhibit C-1 (the "Pricing Plan") are hereinafter called the "New Premises Improvements". In addition, subject to approval by all appropriate governmental authorities, Landlord will install a building standard sink to one of the executive offices in the New Premises in the approximate location identified on the Pricing Plan (the "New Office Sink Installation"). The New Office Sink Installation shall be considered part of the New Premises Improvements hereunder, except that: (a) Landlord will have no obligation to perform the New Office Sink Installation if the same is not approved by all appropriate governmental authorities; and (b) all costs associated with the New Office Sink Installation (including, without limitation, all costs incurred in purchasing the sink, faucets and fixtures, any vanities, countertops, backsplashes or other similar items, and any other related materials purchased in connection with the New Office Sink Installation, all costs incurred in connection with the actual installation of the sink, and all other related costs) shall be borne by Tenant, and Tenant will pay for all such costs within thirty (30) days after receipt of Landlord's invoice therefor.

3. Governmental Requirements. If Landlord determines at any time that changes in the New Premises Improvements are required as a result of Laws, or are required at the insistence of any other third party whose approval may be required with respect to the New Premises Improvements, or are required as a result of unanticipated conditions encountered in the course of construction, then Landlord shall promptly (a) advise Tenant of such circumstances and (b) cause revised plans reflecting such changes to be prepared and submitted to Tenant for Tenant's information. Tenant shall not have the right to disapprove any such changes necessitated by applicable Laws or as a condition of any required governmental or other third-party approvals or consents or as a result of unanticipated conditions, but to the extent Tenant identifies to Landlord any concerns arising out of any such requirements, conditions or changes described in this sentence, Landlord and Tenant shall cooperate reasonably, diligently and in good faith to discuss possible changes in the nature or scope of the New Premises Improvements that might minimize or avoid the effects of such Laws, conditions or changes, it being understood and agreed that in no event shall any delays caused by any such changes (including any changes to address Tenant's concerns regarding any such requirement, condition or change in Landlord's sole discretion) be considered Tenant Delays hereunder.

4. General Contractor. Landlord shall have the right to select the general contractor and all subcontractors used in connection with the New Premises Improvements. Landlord shall independently retain the general contractor to construct the New Premises Improvements. Landlord shall endeavor to provide Tenant with its estimated construction schedule for the New Premises Improvements. Landlord shall further endeavor to notify Tenant's Construction Liaison (defined below) by email or by telephone at least twenty-four (24) hours in advance of any construction status meeting, and Tenant's Construction Liaison shall be permitted, but not required, to attend any such construction status meetings. "Tenant's Construction Liaison" shall be Kevin Harris whose telephone number is (213) 689-8631 x127 and email address is kevin@cyberdefender.com. Tenant may not change Tenant's Construction Liaison without Landlord's prior written consent, which consent shall not be unreasonably withheld. Landlord's efforts to notify Tenant of the estimated construction schedule and construction status meetings as set forth above shall be as an accommodation only, and Landlord shall have no liability if it fails to give Tenant notice of any such schedule (or changes thereto) or meetings.

5. Default. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to continue constructing the New Premises Improvements during the continuance of an uncured default under the Lease, and Landlord's obligation to do the same shall only resume when and if such default is cured. Any delay resulting from Landlord discontinuing the construction of the New Premises Improvements during the continuance of an uncured default by Tenant under the Lease shall be a Tenant Delay (as defined below).

6. Tenant Delay. If Landlord is delayed in the performance of the New Premises Improvements as a result of the acts or omissions of Tenant or Tenant's Agents including, without limitation, changes requested by Tenant to the Pricing Plan and/or the New Premises Improvements, Tenant's failure to comply with any of its obligations under the Lease or this Work Letter, the specification of any materials or equipment with long lead times or the inclusion in the New Premises Improvements of specialty improvements with construction times longer than those for standard office improvements (each such delay, a "Tenant Delay"), the New Premises Improvements shall be deemed to be substantially completed on the date that Landlord could reasonably have been expected to have substantially completed the New Premises Improvements absent any such delay. Tenant shall be responsible for all costs reasonably incurred by Landlord as a result of a Tenant Delay or any changes requested by Tenant to the Pricing Plan and/or the New Premises Improvements.

7. Cleaning. Upon completion of the New Premises Improvements, Landlord shall clean the Premises at Landlord's sole cost and expense prior to delivery of the New Premises to Tenant.

8. Early Access. So long as such early access does not interfere with Landlord's construction of the New Premises Improvements, Tenant and Tenant's agents shall have the right to access the New Premises approximately thirty (30) days prior to the substantial completion thereof for the purpose of installing its furniture, equipment, data, telecommunications systems and trade fixtures or otherwise preparing the New Premises for occupancy. Such access shall be subject to all of the terms of the Lease except the obligation to pay Base Monthly Rent or Common Operating Expenses. To the extent the substantial completion of the New Premises

Improvements shall be delayed as a direct result of Tenant's activities in the New Premises during such early access, such delay shall be deemed a Tenant Delay.

9. Restoration. Landlord shall have the right to require that Tenant remove (a) the private restroom included as part of the New Premises Improvements and (b) all improvements associated with the New Office Sink Installation, any or all of such removal to be effectuated at the expiration or sooner termination of the Lease Term; repair any damage caused by such removal; and restore such portion(s) of the New Premises to its condition prior to the construction of such private restroom and/or such New Office Sink Installation.

10. Further Expansions. This Work Letter shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the Lease Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

EXHIBIT C-1 TO WORK LETTER

PRICING PLAN

3 PAGES ATTACHED


NOTE:
DRYWALL AT PERIMETER WALLS ALONG COURTYARD
PROVIDE 5/8" TYPE 'X' GYP. BD. OVER 1-5/8" x 25 GA. METAL STUD FURRING @ 24" O.C.
WDG SHALL REVIEW POTENTIAL PLAN REVISION WITH CYBERDEFENDER IN THIS LOCATION DURING CONSTRUCTION DOCUMENT PHASE. NO COST IMPACT TO TENANT.
COST FOR BAR SINK SHALL BE IDENTIFIED AS AN ALTERNATE COST. WDG SHALL COORDINATE PLUMBING REQUIREMENTS TO COMPLY WITH GOVERNING AGENCIES.
NOTE:
DRYWALL WORK AT PERIMETER WALLS
PATCH DAMAGED EXISTING DRYWALL AND PROVIDE SKIM COAT, TYP.

WALL AND FLOOR FINISHES

MILLWORK & EQUIPMENT

SHEET NOTES

EXCLUDED WORK

SUPPLEMENTAL 24/7 HVAC AT SERVER ROOM AND CALL CENTER
SECURITY SYSTEM, CARD READER DEVICES, CAMERAS AND ELECTRIC HARDWARE (LOCKSETS & HINGES)

VOICE/DATA CABLING AND ASSOCIATED TECHNOLOGY EQUIPMENT

AUDIO VISUAL EQUIPMENT (FLATSCREENS, ETC.)

LEGEND

KEYNOTES

CYBERDEFENDER

PRICING PLAN
10th FLOOR
PARTITION PLAN

ID1.2-10


PATH OF (E) CABLE TRAY

EQUIPMENT SCHEDULE

EQP. NO.	DESCRIPTION/ELECTRICAL REQUIREMENTS	EQP. NO.	DESCRIPTION/ELECTRICAL REQUIREMENTS
[illegible]	[illegible]	[illegible]	[illegible]

LEGEND

SYMBOL	DESCRIPTION	SYMBOL	DESCRIPTION
[illegible]	[illegible]	[illegible]	[illegible]

KEYNOTES

[illegible]

CYBERDEFENDER

PRICING PLAN
10th FLOOR
POWER & SIGNAL PLAN

ID1.3-10



SHEET NOTES

NOTE:

BALANCE OF LIGHTING SHALL BE PROVIDED BY TENANT WITH FLOOR LAMPS

LEGEND

SYMBOL	DESCRIPTION	SYMBOL	DESCRIPTION
[illegible]	[illegible]	[illegible]	[illegible]

KEYNOTES

Group Inc.

CYBERDEFENDER

PRICING PLAN
10th FLOOR
REFLECTED CEILING PLAN

ID1.4-10